Exhibit 99.1
TARGA RESOURCES PARTNERS LP REPORTS
SECOND QUARTER 2007 EARNINGS
HOUSTON—August 14, 2007—Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NASDAQ: NGLS) today announced its financial results for the three and six months ended June 30, 2007. For the second quarter of 2007, the Partnership reported (i) net income of $4.0 million, or 13¢ per unit on a fully diluted basis, (ii) income from operations of $9.5 million and (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $23.8 million. EBITDA is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure net income (loss).
For the first six months of 2007, the Partnership reported (i) a net loss of $0.7 million (ii) income from operations of $17.7 million and (iii) EBITDA of $46.2 million. Results for the six month period include the results of the Partnership’s predecessor (“the Predecessor”) from January 1, 2007 through February 13, 2007 (the “Pre-IPO Period”) and the results of operations since the completion of its initial public offering (“IPO”) from February 14, 2007 to June 30, 2007 (the “Post-IPO Period”). Unless stated otherwise, the year to date results discussed in this release are for the full six month period, including both the Pre-IPO and the Post-IPO periods. Results for 2006 are for the Predecessor.
On July 23, 2007, the board of Targa Resources Partners’ general partner declared a cash distribution of $0.3375 per common unit, or $1.35 per unit on an annualized basis, for the second quarter. Distributable cash flow for the second quarter of 2007 was $16.2 million, which corresponds to a 1.53 times distribution coverage. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net income (loss).
Review of Quarterly Results
Revenues were $106.4 million for the three-month period ended June 30, 2007, 15% higher than revenues of $92.7 million for the three months ended June 30, 2006. Income from operations for the second quarter of 2007 increased by 40% to $9.5 million from $6.8 million in 2006. The primary drivers for these improvements were increases in average realized natural gas, NGL and condensate prices (including the impact of hedges) of 28%, 3% and 6%, respectively.
Net income for the second quarter was $4.0 million versus a loss of $13.0 million for the same period last year. The net loss in 2006 is primarily due to interest expense related to debt that was allocated to the Predecessor by Targa Resources, Inc. (“Targa”), its parent company, totaling $18.3 million for the three months ended June 30, 2006. In connection with the IPO, the Partnership repaid a portion of this indebtedness and the balance was retired and treated as a capital contribution to the Partnership.
For the quarter ended June 30, 2007, gathering throughput (the volume of natural gas gathered and passed through natural gas gathering pipelines), was essentially flat at 166.4 MMcf/d compared to 166.8 MMcf/d for the same period in 2006. For the same periods, plant natural gas inlet (the volume of natural gas passing through the meter located at the inlet of a processing plant) was also approximately flat at 160.4 MMcf/d compared to 160.3 MMcf/d. Gathering throughput and plant inlet volumes for the second quarter were adversely impacted by abnormal amounts of rain which slowed producer drilling operations and well connects in the Partnership’s areas of operations. Gross NGL production of 18.4 MBbl/d for the three months ended June 30, 2007 compares to NGL production of 18.5 MBbl/d for the three months ended June 30, 2006. Natural gas sales volumes of 73.8 BBtu/d in the quarter ended June 30, 2007 were lower than the 74.8 BBtu/d sold in the comparable 2006 period. Conversely, condensate sales of 1.9 MBbl/d for the second quarter of 2007 were higher than the 1.6 MBbl/d sold in the same 2006 period.
Review of First Six Months’ Results
For the six months ended June 30, 2007 revenues were $200.0 million, 6% higher than revenues of $188.9 million for the six months ended June 30, 2006. Income from operations for the first half of 2007 increased by 27%, to $17.7 million from $13.9 million in 2006. The primary driver for these improvements was increases in realized natural gas and NGL prices, including the impacts of our hedging program.
Net loss for the six months ended June 30, 2007 was $0.7 million versus a loss of $23.2 million for the same period last year. The 2007 total includes affiliate interest expense of $9.8 million during the Pre-IPO Period. The 2006 net loss is primarily due to interest expense related to debt that was allocated to the Predecessor by Targa, its parent company, totaling $35.7 million for the six months ended June 30, 2006. In connection with the IPO, the Partnership repaid a portion of this indebtedness and the balance was retired and treated as a capital contribution to the Partnership.
For the six months ended June 30, 2007, gathering throughput was 166.3 MMcf/d and plant natural gas inlet was 160.0 MMcf/d,

relatively unchanged from levels in the same 2006 period. In addition to the impacts of unseasonable amounts of rain in the second quarter mentioned above, throughput and inlet volumes during the first quarter of 2007 were adversely impacted by freezing weather during the winter months which reduced wellhead volumes and impeded new well connections.
Gross NGL production of 17.3 MBbl/d for the first half of 2007 was 7% lower than the comparable 2006 production of 18.7 MBbl/d, while natural gas sales of 75.9 Bbtu/d for the six months ended June 30, 2007 were up from the 74.4 Bbtu/d of natural gas sales during the six months ended June 30, 2006 . The decline in gross NGL production and related increase in natural gas sales were due to operational issues with a liquids treater during the first quarter of 2007 which limited our liquids recovery. The operational issues with the treater were resolved during March of 2007. Finally, condensate sales for the six months ended June 30, 2007 of 1.9 MBbl/d were higher than the 1.6 MBbl/d sold during the first six months of 2006.
Contract Mix, Hedges and Realized Prices
Approximately 97% of the Partnership’s gathered volumes are processed under percent-of-proceeds contracts with the balance covered by keep-whole and fee-for-service contracts. Under percent-of-proceeds contracts, we receive a portion of the natural gas and/or NGLs as payment for our services. As a result, we are exposed to price risk on the portion of commodities that we receive as payment, which we refer to as our equity volumes. To mitigate the impact of commodity price fluctuations on our business, we enter into hedging contracts.
During the three and six months ended June 30, 2007, revenues were increased by net hedge settlements of $1.0 million and $5.0 million, respectively. For the three months ended June 30, 2007 our average realized prices, including the impact of hedges, for natural gas, NGL and condensate were $7.03 per MMBtu, 92¢ per gallon and $56.68 per barrel, respectively, compared to $5.51 per MMBtu, 89¢ per gallon and $53.57 per barrel, respectively, in the second quarter of 2006.
Capitalization
In conjunction with the Partnership’s IPO, we entered into a five-year, $500 million senior secured revolving credit facility, the full amount of which is available for the issuance of letters of credit. Total funded debt at June 30, 2007 was approximately $294.5 million, approximately 28% of total book capitalization.
Development Activities
Since the Partnership’s IPO, the partnership has added more than 20,000 acres of new dedications and approved over $12 million in growth projects. Organic projects in progress include:
1.	$5.7 million for the installation of a pipeline system and the acquisition of a producer owned pipeline system in Wise and Montague counties. The project includes over 4,400 acres of dedications with estimated initial production of 3.1 MMBtu/d;

2.	$3.9 million for the installation of a pipeline and compression system in Wise county which includes a 20,000 acreage dedication in Wise and Southern Montague counties; and

3.	the installation of 4.3 MMcf/d of compression and 10 MMcf/d of dehydration in Jack and Palo Pinto counties and the addition of 2.3 MMcf/d of volumes to the system.
In addition, we are evaluating over $170 million of potential organic growth projects including the expansion of a CO2 amine treater, the addition of compression and system expansion projects in Jack, Wise, Palo Pinto and Montague counties.
Conference Call
Targa Resources Partners will host a conference call for investors and analysts at 10 a.m. ET (9 a.m. CT) on August 14, 2007 to discuss second quarter earnings. The conference call can be accessed via Webcast through the Investors section of the Partnership’s web site at http://www.targaresources.com or by dialing 800-257-7063. The pass code is 11094287#. Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the Webcast will be available through the Investors section of the Partnership’s web site approximately 2 hours following completion of the Webcast and will remain available until August 21.

About Targa Resources Partners
Targa Resources Partners was recently formed by Targa Resources, Inc. (“Targa”) to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. The Partnership operates in the Fort Worth Basin in north Texas. A subsidiary of Targa is the general partner of the Partnership. Targa Resources Partners owns an extensive network of integrated gathering pipelines, two natural gas processing plants and a fractionator. Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.
Use of Non-GAAP Financial Measures
This press release and accompanying schedules include non-GAAP financial measures of distributable cash flow and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.
EBITDA — We define EBITDA as net income or loss before interest, income taxes, depreciation and amortization. EBITDA is used as a supplemental financial measure by us and by external users of our financial statements, such as investors, commercial banks and others, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. The economic substance behind our use of EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors.
The GAAP measure most directly comparable to EBITDA is net income (loss). Our non-GAAP financial measure of EBITDA should not be considered as an alternative to GAAP net income (loss). EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies.
We compensate for the limitations of EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these learnings into our decision making processes.
The following table presents a reconciliation of EBITDA to net income (loss) for the periods shown:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
		(in millions)
Reconciliation of Non-GAAP Measures		(unaudited)
Reconciliation of net income to “EBITDA” :
Net loss	$4.0	$(13.0)	$(0.7)	$(23.2)
Add:
Interest expense, net	5.2	18.3	17.7	35.7
Deferred income tax expense	0.3	1.5	0.7	1.5
Depreciation and amortization expense	14.3	13.7	28.5	27.4

EBITDA	$23.8	$20.5	$46.2	$41.4

Distributable Cash Flow — Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by our general partner) to the cash distributions we expect to pay our unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow is to measure the ability of our assets to generate cash flows sufficient to make distributions to our investors.
The GAAP measure most directly comparable to distributable cash flow is net income (loss). Our non-GAAP measure of distributable cash flow should not be considered as an alternative to GAAP net income (loss). Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because distributable cash flow excludes some but not all, items that affect net income (loss) and is defined differently by different companies in our industry, our definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.
We compensate for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into our decision-making processes.
The following table presents a reconciliation of distributable cash flow to net income (loss) for the periods shown:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
		(in millions)
		(unaudited)
Reconciliation of “Distributable cash flow” to net income (loss):
Net income (loss)	$4.0	$(13.0)	$(0.7)	$(23.2)
Depreciation and amortization expense	14.3	13.7	28.5	27.4
Deferred income tax expense	0.3	1.5	0.7	1.5
Amortization of debt issue costs	0.2	1.3	0.3	2.6
Maintenance capital expenditures	(2.6)	(2.8)	(5.3)	(6.3)

Distributable cash flow	$16.2	$0.7	$23.5	$2.0

Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Investor contact:
Howard Tate
Vice President — Finance, Treasurer
713-584-1000
Web site: http://www.targaresources.com
Media contact:
Kenny Juarez
212-371-5999

TARGA RESOURCES PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Unaudited)
	(In thousands, except per unit amounts)
Revenues from third parties	$4,300	$2,871	$10,384	$4,728
Revenues from affiliates	102,103	89,802	189,612	184,196

Total operating revenues	106,403	92,673	199,996	188,924
Costs and expenses:
Product purchases from third parties	74,306	64,657	137,751	132,350
Product purchases from affiliates	271	227	514	400
Operating expenses, excluding DD&A	6,065	5,599	12,033	11,543
Depreciation and amortization expense	14,289	13,719	28,484	27,439
General and administrative expense	1,953	1,667	3,531	3,255

	96,884	85,869	182,313	174,987

Income from operations	9,519	6,804	17,683	13,937
Other expense:
Interest expense, net	5,154	—	7,859	—
Interest expense from affiliates, net	—	—	9,827	—
Interest expense allocated from Parent	—	18,302	—	35,663

Income (loss) before income taxes	4,365	(11,498)	(3)	(21,726)
Deferred income tax expense	327	1,454	665	1,454

Net income (loss)	$4,038	$(12,952)	$(668)	$(23,180)

Allocation of net income (loss) for the three and six months ended June 30, 2007:
Net loss attributable to the period from January 1, 2007 to February 13, 2007	$—		$(6,861)
Net income attributable to the period from February 14, 2007 to June 30, 2007	4,038		6,193

Net income (loss)	$4,038		$(668)

General partner interest in net income for the period from February 14, 2007 to June 30, 2007	$81		$124

Common and subordinated unitholders’ interest in net income for the period from February 14, 2007 to June 30, 2007	$3,957		$6,069

Basic net income per common and subordinated unit	$0.13		$0.20

Diluted net income per common and subordinated unit	$0.13		$0.20

Basic average number of common and subordinated units outstanding	30,848		30,848
Diluted average number of common and subordinated units outstanding	30,855		30,854

TARGA RESOURCES PARTNERS LP
CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,361	$—
Receivables from third parties	1,195	1,310
Receivables from affiliated companies	50,701	—
Assets from risk management activities	7,616	17,250
Other	483	—

Total current assets	69,356	18,560

Property, plant and equipment, at cost	1,139,723	1,129,210
Accumulated depreciation	(93,586)	(65,102)

Property, plant and equipment, net	1,046,137	1,064,108

Long-term assets from risk management activities	4,462	15,541
Other long-term assets	3,860	17,612

Total assets	$1,123,815	$1,115,821

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$4,252	$2,789
Accrued liabilities	33,983	28,832
Current maturities of debt allocated from Parent	—	281,083
Liabilities from risk management activities	6,874	—

Total current liabilities	45,109	312,704

Long-term debt allocated from Parent	—	582,877
Long-term debt	294,500	—
Long-term liabilities from risk management activities	11,550	96
Other long-term liabilities	1,763	1,684
Deferred income tax liability	3,197	2,844

Commitments and contingencies (Note 9)

Partners’ capital:
Common unitholders (19,336,000 units issued and outstanding at June 30, 2007)	378,208	—
Subordinated unitholders (11,528,231 units issued and outstanding at June 30, 2007)	376,673	—
General partner (629,555 units issued and outstanding at June 30, 2007)	20,571	—
Accumulated other comprehensive income (loss)	(7,756)	30,843
Net parent investment	—	184,773

Total partners’ capital	767,696	215,616

Total liabilities and partners’ capital	$1,123,815	$1,115,821

TARGA RESOURCES PARTNERS LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months	Six Months
	Ended	Ended
	June 30, 2007	June 30, 2006
	(Unaudited)
	(In thousands)
Cash flows from operating activities
Net loss	$(668)	$(23,180)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	28,484	27,439
Accretion of asset retirement obligations	79	72
Amortization of debt issue costs	305	2,570
Noncash compensation	76	—
Gain (loss) on sale of assets	1	(15)
Deferred income tax expense	665	1,454
Risk management activities	130	—
Changes in operating assets and liabilities:
Accounts receivable	(11,730)	409
Inventory	—	824
Other	(503)	630
Accounts payable	1,463	933
Accrued liabilities	5,151	(7,754)

Net cash provided by operating activities	23,453	3,382

Cash flows from investing activities
Purchases of property, plant and equipment	(10,515)	(11,225)
Other	1	64

Net cash used in investing activities	(10,514)	(11,161)

Cash flows from financing activities
Proceeds from initial public offering	380,768	—
Costs incurred in connection with initial public offering	(3,175)	—
Distributions	(5,315)	—
Proceeds from borrowings under credit facility	342,500	—
Costs incurred in connection with financing arrangements	(4,145)	—
Repayments of loans:
Affiliated	(665,692)	—
Credit facility	(48,000)	—
Deemed parent contributions (distributions)	(519)	7,779

Net cash provided by (used in) financing activities	(3,578)	7,779

Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$9,361	$—

Supplemental cash flow information:
Net settlement of allocated indebtedness and debt issue costs	$846,348	$—
Net contribution of affiliated indebtedness	(665,692)	—
Net contribution of affiliated receivables	38,856	—
Noncash long-term debt allocation of payments from Parent	—	2,466